Exhibit 26(e)(i)

APPLICATION TO

The Prudential Insurance Company of America (Prudential)

For Group Contract No. [GV-XXXXX]

Applicant: [THE A.B.C. COMPANY, INC.],

Address: [New York, New York]

The Group Contract is approved and its term are accepted.

This Application is made in duplicate. One is attached to the Group Contract.
The other is to be returned to Prudential.

It is agreed that this Application replaces any prior application for the Group Contract.

[The ABC Company]_________
(Full or Corporate Name of Applicant)

Dated at [New York, New York]__________	By
(Signature and Title)

On__________________________________	Witness
(To be signed by Resident
Agent where required by law)

1[This Copy is to be Returned to Prudential]

89759	[A]
APP 8000

SCHEDULE OF PLANS

EFFECTIVE: [January 1, 19XX]

GROUP CONTRACT NO.: [GV-XXXXX]

This Schedule of Plans sets forth the Plan of Benefits that applies to each
Covered Class under the Group Contract listed below as of the Effective Date.
The Plan of Benefits for a Covered Class is determined by: (1) the Group
Insurance Certificates that apply to the Covered Class; and (2) any modification to those Certificates, provided the modification is included in an amendment to the Group Contract. A copy of each Certificate and any modification to it are attached to the Group Contract and are made a part of it.

[(1) COVERED CLASS:

All Employees of the A.B.C. Company who are less than age 75.

PLAN OF BENEFITS THAT APPLIES TO THIS CLASS:

The Variable Universal Life Coverage described in the Group Certificate:

(a) Prepared for Group Contract No. GV-XXXXX;

(b) With the Program Date of January 1, 19XX.]

89750	[A]
SCH 8000